Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “ONCOBIOLOGICS, INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF SEPTEMBER, A.D. 2017, AT 11:12 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

5857184 8100 SR# 20176073130	Authentication: 203187312 Date: 09-08-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:12 AM 09/08/2017 FILED 11:12 AM 09/08/2017 SR 20176073130 - File Number 5857184

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

AND

SERIES B CONVERTIBLE PREFERRED STOCK

OF

ONCOBIOLOGICS, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Oncobiologics, Inc., a Delaware corporation (the “Company”), does hereby certify that, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the following resolution was duly adopted by the Board of Directors of the Company (the “Board of Directors”):

Resolved, that, pursuant to authority vested in the Board of Directors (the “Board”) of Oncobiologics, Inc. (the “Company”) by the Company’s Amended and Restated Certificate of Incorporation, out of the total authorized number of 10,000,000 shares of its preferred stock, par value $0.01 per share (“Preferred Stock”), there is hereby designated (i) a series of 1,000,000 shares, which shall be issued in and constitute a single series to be known as “Series A Convertible Preferred Stock” (hereinafter called the “Series A Preferred Stock”), and (ii) a series of 1,500,000 shares, which shall be issued in and constitute a single series to be known as “Series B Convertible Preferred Stock” (hereinafter called the “Series B Preferred Stock”). The shares of Series A Preferred Stock and Series B Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth in the Certificate of Designation attached hereto as Exhibit A.

This Certificate of Designation was attached as Exhibit A to such resolutions of the Board of Directors, and the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are as follows:

Section 1.          Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Singapore, Republic of Singapore are authorized or required by Law to remain closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Common Shares” means shares of Common Stock.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company” shall have the meaning set forth in the recitals.

“Compelled Series B Conversion Shares” shall have the meaning set forth in Section 15(c)(i).

“Conversion Date” shall have the meaning set forth in Section 15(c)(ii).

“Deemed Liquidation Event” shall have the meaning set forth in Section 6(c).

“Deemed Liquidation Redemption Notice” shall have the meaning set forth in Section 8(a).

“Deemed Liquidation Repurchase Date” shall have the meaning set forth in Section 8(a).

“Dividend Payment Date” shall have the meaning set forth in Section 4(b).

“Dividends” shall have the meaning set forth in Section 4(a).

“Exchange Act” shall have the meaning set forth in Section 15(f).

“Holder Conversion Date” shall have the meaning set forth in Section 15(c)(ii).

“Holder Conversion Notice” shall have the meaning set forth in Section 15(c)(ii).

“Holders” means the holders of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock, as applicable.

“Investor Rights Agreement” shall have the meaning set forth in Section 5(a).

“Issue Date” means, (a) with respect to any Series A Convertible Preferred Shares (other than PIK Shares), the date on which such Series A Convertible Preferred Shares are issued pursuant to the Purchase Agreement, and (b) with respect to PIK Shares, the date on which such PIK Shares are issued pursuant to this Certificate of Designation.

“Junior Securities” means, collectively, the Common Stock and any other class or series of equity securities of the Company existing on the date hereof or hereafter created that does not expressly rank pari passu with, or senior to, the Series A Convertible Preferred Stock.

“Law” any U.S. or non-U.S. federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or order.

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“Liquidation” shall have the meaning set forth in Section 6(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 15(c)(ii).

“Mandatory Conversion Event” shall have the meaning set forth in Section 15(b).

“Mandatory Conversion Series B Shares” shall have the meaning set forth in Section 15(b).

“Mandatory Series B Conversion Shares” shall have the meaning set forth in Section 15(c)(ii).

“Maximum Percentage” shall have the meaning set forth in Section 15(g).

“Nasdaq” shall have the meaning set forth in Section 5(a).

“Participating Dividend Payment Date” shall have the meaning set forth in Section 4(b).

“Participating Dividends” shall have the meaning set forth in Section 4(a).

“Person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PIK Shares” shall have the meaning set forth in Section 4(c).

“Preferred Dividend Payment Date” shall have the meaning set forth in Section 4(b).

“Preferred Dividend Period” shall have the meaning set forth in Section 4(b).

“Preferred Dividends” shall have the meaning set forth in Section 4(a).

“Preferred Stock” shall have the meaning set forth in the recitals.

“Purchase Agreement” means that certain Purchase Agreement, dated as of September 7, 2017, by and between the Company and GMS Tenshi Holdings Pte. Limited.

“Purchase and Exchange Agreement” means that that certain Purchase and Exchange Agreement, dated September 7, 2017, by and among the Company and the other parties thereto.

“Put Notice” shall have the meaning set forth in Section 8(b).

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“Put Repurchase Date” shall have the meaning set forth in Section 8(b).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares or Series A Convertible Preferred Shares, as applicable, have the right to receive any cash, securities or other property or in which the Common Shares or Series A Convertible Preferred Shares (or other applicable security), as applicable, is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract, this Certificate of Designation or otherwise).

“Series A Conversion Date” shall have the meaning set forth in Section 7(c).

“Series A Notice of Conversion” shall have the meaning set forth in Section 7(c).

“Series A Conversion Rate” means the amount determined pursuant to the following formula, subject to adjustment in accordance with this Certificate of Designation:

Series A Conversion Rate = A / B

where:

A = (0.565 * C) / 0.435;

B = 250,000, which is the aggregate amount of Series A Convertible Preferred Shares to be issued pursuant to the Purchase Agreement; and

C = the aggregate number of outstanding Common Shares on a fully-diluted basis as of the date hereof (including, for the avoidance of doubt, any Common Shares that the Company would be required or permitted to issue assuming the conversion, exchange or exercise, as applicable, of any then-outstanding options, warrants, performance stock units, restricted stock units and other securities or instruments convertible or exchangeable into, or exercisable for, Common Shares, whether or not then convertible, exchangeable or exercisable (including any Common Shares that the Company would be required or permitted to issue pursuant to the Series B Convertible Preferred Stock to be issued by the Company pursuant to the Purchase and Exchange Agreement), but excluding any such Common Shares that the Company would be required or permitted to issue pursuant to any then-outstanding Series A Convertible Preferred Shares or any then-outstanding Series A Warrants, Series B Warrants or 2016 Common Stock Warrants (each as defined in the Purchase Agreement)).

“Series A Conversion Shares” shall have the meaning set forth in Section 7(c).

“Series A Convertible Preferred Stock” shall have the meaning set forth in Section 2.

“Series A Convertible Preferred Shares” means shares of Series A Convertible Preferred Stock.

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“Series A Converting Holder” shall have the meaning set forth in Section 7(c).

“Series A Liquidation Preference” shall have the meaning set forth in Section 6(a).

“Series A Majority Holders” shall have the meaning set forth in Section 2.

“Series A Stated Value” means $100.00 per Series A Convertible Preferred Share; provided that such value shall be proportionately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, reorganization, recapitalization or other similar event affecting the Series A Convertible Preferred Stock.

“Series B Conversion Date” shall have the meaning set forth in Section 15(c)(i).

“Series B Conversion Rate” means the amount determined pursuant to the following formula, subject to adjustment in accordance with this Certificate of Designation:

Series B Conversion Rate = 1 / 0.71

“Series B Conversion Shares” shall have the meaning set forth in Section 15(c)(ii).

“Series B Convertible Preferred Stock” shall have the meaning set forth in Section 11.

“Series B Convertible Preferred Shares” means shares of the Series B Convertible Preferred Stock.

“Series B Notice of Conversion” shall have the meaning set forth in Section 15(c)(i).

“Share Delivery Date” shall have the meaning set forth in Section 15(d).

“Transfer Agent” means the transfer agent of the Company, which, as of the date hereof, is the American Stock Transfer & Trust Company.

“Warrants” means the warrants issued pursuant to the Purchase Agreement.

I.	SERIES A CONVERTIBLE PREFERRED STOCK

Section 2.          Designation and Authorized Shares. The first series of preferred stock designated by this Certificate of Designation shall be designated as the Company’s “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”) and the number of shares so designated shall be 1,000,000. Subject to Section 5 below, the number of Series A Convertible Preferred Shares may be increased or decreased by resolution of the Board of Directors and the approval by the holders of a majority of the outstanding Series A Convertible Preferred Shares (the “Series A Majority Holders”), voting as a separate class; provided that no decrease shall reduce the number of Series A Convertible Preferred Shares to a number less than (a) the number of shares of such series then outstanding, plus (b) the number of shares of such series necessary to support the payment of the Preferred Dividends (assuming such Preferred Dividends are paid through the issuance and delivery of PIK Shares in accordance herewith).  The Series A Convertible Preferred Shares will not be issued in certificated form and will be issued in book-entry form.

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Section 3.          Ranking. The Series A Convertible Preferred Stock shall, with respect to dividend rights and rights upon Liquidation, rank senior to all Junior Securities.

Section 4.          Dividends. (a) The Holders shall be entitled to receive, (i) on each share of Series A Convertible Preferred Stock, dividends at a rate of 10% per annum on the Series A Stated Value, compounded quarterly from and after the Issue Date of any such Series A Convertible Preferred Share, which shall be payable as set forth below (the “Preferred Dividends”), and (ii)  when, as and if declared by the Board, out of any funds legally available therefor, dividends per share of Series A Convertible Preferred Stock of an amount equal to the aggregate amount of any dividends or other distributions, whether paid in cash, in kind or in other property (including, for the avoidance of doubt, any securities), on the issued Common Shares on a per share basis based on the number of Common Shares into which such share of Series A Convertible Preferred Stock could be converted on the applicable Record Date for such dividends or other distributions, assuming such Common Shares were issued on such Record Date (the “Participating Dividends” and, together with the Preferred Dividends, the “Dividends”).  The Company will not declare or pay any dividends or other distributions on the Common Shares that would require a Participating Dividend unless it concurrently therewith declares and sets aside for payment or distribution, as applicable, such Participating Dividend for all Series A Convertible Preferred Shares then outstanding.

(b)          Preferred Dividends shall be cumulative and shall accrue and accumulate quarterly commencing on the Issue Date and be payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year commencing on December 31, 2017 (each, a “Preferred Dividend Payment Date,” and the period from the Issue Date to the first Preferred Dividend Payment Date and each such quarterly period thereafter being a “Preferred Dividend Period”)).  Participating Dividends shall be payable as and when paid to the holders of Common Shares (each such date being a “Participating Dividend Payment Date,” and, together with each Preferred Dividend Payment Date, a “Dividend Payment Date”).  Preferred Dividends that are payable on Series A Convertible Preferred Stock in respect of any Preferred Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Preferred Dividends payable on Series A Convertible Preferred Stock on any date prior to the end of a Preferred Dividend Period, and for the initial Preferred Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. Preferred Dividends shall accumulate whether or not in any Preferred Dividend Period there have been funds of the Company legally available for the payment of such Preferred Dividends.  Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon.

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(c)          Preferred Dividends shall, at the option of the Company, be paid in cash or by issuance and delivery of additional fully paid and nonassessable Series A Convertible Preferred Shares (“PIK Shares”) in lieu of the payment in cash of all or a portion of the dividend otherwise payable on any Dividend Payment Date, in the case of PIK Shares, by issuance and delivery of an amount of PIK Shares (rounding up in the case of any resulting fractional number of PIK Shares) for each Holder equal to (i) the aggregate dollar amount of the Preferred Dividend payable to such Holder with respect to the Series A Convertible Preferred Shares held by such Holder as of the Preferred Dividend Payment Date, divided by (ii) the Series A Stated Value.  Participating Dividends shall be paid when and in a manner consistent with payments of dividends in respect of the Common Shares.  No later than the Record Date for any Preferred Dividend, the Company will send written notice to each holder of Series A Convertible Preferred Shares stating (A) whether such Preferred Dividend will be paid in cash or by issuance and delivery of PIK Shares and (B) if such Preferred Dividend will be paid by issuance and delivery of PIK Shares, the amount of PIK Shares that will be issued and delivered.  If the Company fails to send such written notice on or before the Record Date for any Preferred Dividend, then the Company will be deemed to have irrevocably elected to pay such Preferred Dividend by issuance and delivery of PIK Shares.

(d)          From and after the time, if any, that the Company shall have failed to pay all accrued, but unpaid, Preferred Dividends for all prior Preferred Dividend Periods, or failed to pay or distribute, as applicable, any unpaid Participating Dividends in accordance with this Section 4, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption or other purchase of any such Junior Securities), directly or indirectly, by the Company or any of its subsidiaries until (i) all such Dividends have been paid in full or (ii) all such Dividends have been or contemporaneously are declared and a sum sufficient for the payment thereof has been or is set aside for the benefit of the Holders.

Section 5.          Voting Rights. (a) Except as otherwise required by Law, and subject to the rules of the Nasdaq Global Market (“Nasdaq”) (or the rules of the principal market on which the Common Stock is then listed) and that certain Investor Rights Agreement, to be entered into as of the Initial Closing Date (as defined in the Purchase Agreement), by and between the Company and GMS Tenshi Holdings Pte. Limited (as may be amended from time to time, the “Investor Rights Agreement”), the Holders shall be entitled to (i) a number of votes equal to the largest number of whole Common Shares into which all Series A Convertible Preferred Shares held of record by such Holders could then be converted pursuant to Section 7 at the Record Date for the determination of stockholders entitled to vote or consent on the applicable matter or, if no such Record Date is established, at the date such vote or consent is taken or any written consent of stockholders is first executed, (ii) vote as a single class with the holders of Common Shares on all matters submitted for a vote of or consent by holders of Common Shares, and (iii) notice of all stockholders’ meetings (or of any proposed action by written consent) in accordance with the Certificate of Incorporation and Bylaws as if the Holders were holders of Common Shares.

(b)          Without first obtaining the written consent or affirmative vote at a meeting called for that purpose of the Series A Majority Holders, the Company shall not, and shall not permit any of its subsidiaries to (i) change, amend, alter or repeal (including as a result of a merger, amalgamation, consolidation, or other similar or extraordinary transaction) any provisions of the Certificate of Incorporation or Bylaws in a manner that adversely amends, modifies or affects the rights, preferences, privileges or voting powers of the Series A Convertible Preferred Stock; or (ii) authorize, create, issue or reclassify any securities (or securities that are convertible into or exercisable for such securities) (A) that would rank pari passu with, or senior to, the Series A Convertible Preferred Stock with respect to dividend rights and rights upon Liquidation, or (B) of any subsidiary of the Company (other than shares issued to the Company or another wholly-owned subsidiary of the Company).

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Section 6.          Liquidation.

(a)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or the occurrence of a Deemed Liquidation Event (each, a “Liquidation”), after satisfaction of all liabilities and obligations to creditors of the Company and before any distribution or payment shall be made to holders of any Junior Securities, each Holder shall be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per Series A Convertible Preferred Share (the “Series A Liquidation Preference”) equal to:

(i)          in the case of a Liquidation other than a Deemed Liquidation Event, the sum of (A) one hundred ten percent (110%) of the Series A Stated Value per share, and (B) an amount equal to (x) any Preferred Dividends accrued, but unpaid, thereon multiplied by one hundred ten percent (110%), plus (y) any unpaid Participating Dividends, in each case, through the date of Liquidation; and

(ii)         in the case of a Deemed Liquidation Event, the sum of (A) one hundred twenty percent (120%) of the Series A Stated Value per share, and (B) an amount equal to (x) any Preferred Dividends accrued, but unpaid, thereon multiplied by one hundred twenty percent (120%), plus (y) any unpaid Participating Dividends, in each case, through the date of the Deemed Liquidation Event.

(b)          If, in connection with any distribution described in Section 6(a) above, the assets of the Company or proceeds thereof are not sufficient to pay in full the Series A Liquidation Preference payable on the Series A Convertible Preferred Shares, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c)          Each of the following events shall be considered a “Deemed Liquidation Event” unless the Series A Majority Holders elect otherwise by written notice sent to the Company at least three (3) business days prior to the later of (i) the effective date of any such event or (ii) the Holders receive notice of any such event:

(i)          the sale, lease, transfer, exchange, license or other disposition, in a single transaction or series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries;

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(ii)         a merger, consolidation, tender offer, reorganization, business combination or other transaction as a result of which the holders of the Company’s issued and outstanding voting securities immediately before such transaction own or control less than a majority of the voting securities (calculated on the basis of voting power) of the continuing or surviving entity immediately after such transaction;

(iii)        the Common Stock ceases to be listed or quoted on Nasdaq (or the principal market on which the Common Stock is then listed); provided that such cessation is not attributable to any unilateral action taken by, or on behalf of, a Holder for the sole purpose of creating a Deemed Liquidation Event and not for any bona fide business purpose; or

(iv)        an event of default or other default has occurred and is continuing under any of the Company’s or its subsidiaries’ credit facilities or other debt financing arrangements, including any “Event of Default” under (A) the senior secured promissory notes issued pursuant to the Note and Warrant Purchase Agreement, dated as of December 22, 2016, as amended, among the Company and the other parties thereto, or (B) the Security Agreement, dated as of December 22, 2016, as amended, among the Company and the other parties thereto.

Section 7.          Conversion.

(a)          Conversions at Option of Holder. At any time, each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 7(c) below, to convert any or all of such Holder’s Series A Convertible Preferred Shares, and the Series A Convertible Preferred Shares to be converted shall be converted into a number of Common Shares (rounding up in the case of any resulting fractional number of Common Shares) equal to the product of (i) the number of Series A Convertible Preferred Shares to be converted, and (ii) the Series A Conversion Rate as of the applicable Series A Conversion Date; provided, however, that if such Series A Conversion Date for the conversion of any Series A Convertible Preferred Shares occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then on such Dividend Payment Date, such Dividend will be paid on such Series A Convertible Preferred Shares notwithstanding such conversion.

(b)          Conversions Upon Liquidation. Upon the occurrence of a Liquidation, each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 7(c) below, to convert any or all of such Holder’s Series A Convertible Preferred Shares, and the Series A Convertible Preferred Shares to be converted shall be converted into a number of Common Shares (rounding up in the case of any resulting fractional number of Common Shares) equal to:

(i)          in the case of a Liquidation other than a Deemed Liquidation Event, the product of (A) the number of Series A Convertible Preferred Shares to be converted, and (B) one hundred ten percent (110%) of the Series A Conversion Rate as of the applicable Series A Conversion Date; and

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(ii)         in the case of a Deemed Liquidation Event, the product of (A) the number of Series A Convertible Preferred Shares to be converted, and (B) one hundred twenty percent (120%) of the Series A Conversion Rate as of the applicable Series A Conversion Date;

provided, however, that if such Series A Conversion Date for the conversion of any Series A Convertible Preferred Shares occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then on such Dividend Payment Date, such Dividend will be paid on such Series A Convertible Preferred Shares notwithstanding such conversion.

(c)          Conversion Procedures. In order to effect a conversion of Series A Convertible Preferred Stock, a Holder (a “Series A Converting Holder”) must provide the Company with a conversion notice (a “Series A Notice of Conversion”) that specifies (i) the number of Series A Convertible Preferred Shares to be converted, (ii) the date on which such conversion is to be effected, which date may not be prior to the date the Series A Converting Holder delivers such Series A Notice of Conversion to the Company (such date, the “Series A Conversion Date”), and (iii) if not to the Series A Converting Holder, the names of the nominees to which the Series A Converting Holder wishes the Common Shares to be issued. If no Series A Conversion Date is specified in a Series A Notice of Conversion, the Series A Conversion Date shall be the date that such Series A Notice of Conversion is delivered hereunder. Within two (2) Business Days of receipt of the Series A Notice of Conversion, the Company shall (A) determine the number of Common Shares to be issued to the Series A Converting Holder pursuant to this Certificate of Designation (such Common Shares, the “Series A Conversion Shares”), and (B) direct the Transfer Agent, in writing, with a copy to the Series A Converting Holder, to issue the Series A Conversion Shares to the Series A Converting Holder as promptly as practicable on or after the Series A Conversion Date (and in no event later than two (2) Business Days thereafter).  Such Series A Conversion Shares shall be issued in uncertificated form and shall be issued in book-entry form.  In the event that a holder shall not by written notice designate the name in which Series A Conversion Shares or the manner in which such shares should be delivered, the Transfer Agent shall be entitled to register and deliver such shares in the name of the holder and in the manner shown in the register of stockholders of the Company. Any conversion of Series A Convertible Preferred Shares under this Section 7 shall be subject to the applicable rules of Nasdaq (or the rules of the principal market on which the Common Stock is then listed). Except to the extent provided in the proviso to Section 7(a) and the proviso to Section 7(b), effective immediately prior to the close of business (5:00 p.m., New York City time) on the Series A Conversion Date applicable to any Series A Convertible Preferred Shares, Dividends shall no longer accrue or be declared on any such Series A Convertible Preferred Shares and such Series A Convertible Preferred Shares shall cease to be outstanding.

(d)          Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Shares issuable upon conversion of Series A Convertible Preferred Shares shall be treated for all purposes as the record holder(s) of such Common Shares as of the close of business (5:00 p.m., New York City time) on the Series A Conversion Date for such conversion.

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(e)          Effect of Conversion.  Without limiting the right of Holders to receive any Dividend on a Dividend Payment Date pursuant to the proviso to Section 7(a) and the proviso to Section 7(b), all Series A Convertible Preferred Shares which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate as of the close of business (5:00 p.m., New York City time) on the Series A Conversion Date for such conversion, except the right of the holders thereof to receive Common Shares in exchange therefor. Any Series A Convertible Preferred Shares so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of Series A Convertible Preferred Shares accordingly.

(f)          Taxes.  The Company shall pay any and all transfer, issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of Series A Convertible Preferred Shares pursuant to this Section 7. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the shares of Series A Convertible Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 8.          Redemption.

(a)          Upon the occurrence of a Deemed Liquidation Event, a Holder may irrevocably elect to require the Company to repurchase any or all of such Holder’s Series A Convertible Preferred Shares by giving irrevocable, written notice to the Company of such election (a “Deemed Liquidation Redemption Notice”). The Deemed Liquidation Redemption Notice shall state the number of Series A Convertible Preferred Shares to be repurchased and the date of repurchase (“Deemed Liquidation Repurchase Date”), which must be a Business Day and shall be at least fifteen (15) but no more than sixty (60) calendar days following the delivery of such Deemed Liquidation Redemption Notice. In the event a Deemed Liquidation Redemption Notice is duly delivered in accordance with this Section 8(a), the Company shall be obligated to repurchase, on the Deemed Liquidation Repurchase Date, the Series A Convertible Preferred Shares specified in the Deemed Liquidation Redemption Notice at a repurchase price per share, payable in cash, equal to the sum (without duplication) of (i) one hundred twenty percent (120%) of the Series A Stated Value per share, and (ii) an amount equal to (x) any Preferred Dividends accrued, but unpaid thereon, multiplied by one hundred twenty percent (120%) plus (y) any unpaid Participating Dividends, in each case, through the Deemed Liquidation Repurchase Date.

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(b)          In the event that the Purchase Agreement is terminated (other than as a result of the failure of GMS Tenshi Holdings Pte. Limited to pay the Subsequent Purchase Price (as defined in the Purchase Agreement) to the Company in the event all of the conditions to the Closing (as defined in the Purchase Agreement) set forth in Section 6.02 and Section 7.02 of the Purchase Agreement have been fully satisfied or, to the extent permitted by applicable Law, waived in writing by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied)), a Holder may elect at any time to require the Company to repurchase any or all of such Holder’s Series A Convertible Preferred Shares by giving irrevocable, written notice to the Company of such election (a “Put Notice”).  The Put Notice shall state the number of Series A Convertible Preferred Shares to be repurchased and the date of repurchase (“Put Repurchase Date”), which must be a Business Day and shall be at least ten (10) but no more than sixty (60) calendar days following the delivery of such Put Notice.  In the event a Put Notice is duly delivered in accordance with this Section 8(b), the Company shall be obligated to repurchase, on the Put Repurchase Date, the Series A Convertible Preferred Shares specified in the Put Notice at a repurchase price per share, payable in cash, equal to the sum (without duplication) of (i) one hundred twenty percent (120%) of the Series A Stated Value per share, and (ii) an amount equal to (x) and Preferred Dividends accrued, but unpaid, thereon multiplied by one hundred twenty percent (120%), plus (y) any unpaid Participating Dividends, in each case, through the Put Repurchase Date.

Section 9.          Certain Adjustments.

(a)          If the Company, at any time while Series A Convertible Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on Common Shares or any other equity or equity equivalent securities payable in Common Shares (which shall not include PIK Shares or any Common Shares to be issued by the Company upon conversion of any Series A Convertible Preferred Stock in accordance herewith or upon exercise of the Warrants in accordance therewith), (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) outstanding Common Shares into a larger number of shares, (iii) combines (by combination, reverse stock split or otherwise) outstanding Common Shares into a smaller number of shares, or (iv) issues by reclassification of Common Shares any shares of capital stock of the Company, then, in each case, the Series A Conversion Rate shall be multiplied by a fraction of which (A) the numerator shall be the number of Common Shares outstanding on a fully-diluted basis immediately before such event, and (B) the denominator shall be the number of Common Shares outstanding on a fully-diluted basis immediately after such event; provided that, for purposes of the foregoing, the applicable number of Common Shares outstanding on a fully-diluted basis shall include, for the avoidance of doubt, any Common Shares that the Company would be required or permitted to issue assuming the conversion, exchange or exercise, as applicable, of any then-outstanding options, warrants, performance stock units, restricted stock units and other securities or instruments convertible or exchangeable into, or exercisable for, Common Shares, whether or not then convertible, exchangeable or exercisable, but excluding any such Common Shares that the Company would be required or permitted to issue pursuant to any then-outstanding Series A Convertible Preferred Shares or any then-outstanding Warrants. Any adjustment made pursuant to this Section 9(a) shall become effective, (x) in the case of clause (i) above, immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and (y) in the case of clauses (ii), (iii) and (iv) above, immediately after the effective date of such event.

(b)          If any event occurs of the type contemplated by the provisions of Section 9(a) but not expressly provided for by such provisions, then the Board of Directors shall make an appropriate adjustment to the Series A Conversion Rate so as to protect the rights of the Holders; provided, that no such adjustment pursuant to this Section 9(b) shall adjust the Series A Conversion Rate as otherwise determined pursuant to this Section 9.

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(c)          In the event that the Series A Conversion Rate is adjusted pursuant to any provision of this Section 9, the Company shall promptly deliver to each Holder a notice setting forth the Series A Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 10.         Reservation of Shares. The Company shall at all times when the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Convertible Preferred Shares, the Company shall comply with all applicable laws and regulations that require action to be taken by the Company.  Each Common Share, when issued upon conversion of any Series A Convertible Preferred Share, and each PIK Share, when issued in connection with a Preferred Dividend, will be duly authorized, validly issued, fully paid and non-assessable and, in the case of Common Shares, will be listed on Nasdaq (or the principal market on which the Common Stock is then listed).

II.	SERIES B CONVERTIBLE PREFERRED STOCK

Section 11.         Designation and Authorized Shares. The second series of preferred stock designated by this Certificate of Designation shall be designated as the Company’s “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”) and the number of shares so designated shall be 1,500,000. Subject to Section 13 below, the number of Series B Convertible Preferred Shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series B Convertible Preferred Shares to a number less than the number of shares of such series then outstanding.  The Series B Convertible Preferred Shares will not be issued in certificated form and will be issued in book-entry form.

Section 12.         Dividends. The Holders shall be entitled to receive when, as and if declared by the Board, out of any funds legally available therefor, dividends per share of Series B Convertible Preferred Stock of an amount equal to the aggregate amount of any dividends or other distributions, whether paid in cash, in kind or in other property (including, for the avoidance of doubt, any securities), on the issued Common Shares on a per share basis based on the number of Common Shares into which such share of Series B Convertible Preferred Stock could be converted on the applicable Record Date for such dividends or other distributions, assuming such Common Shares were issued on such Record Date.

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Section 13.         Voting Rights. Except as required by Law, the Series B Convertible Preferred Stock will have no voting rights and no Holder thereof shall be entitled to vote on any matter; provided, however, that, if the Company proposes to amend this Section 13 or Sections 12, 14 or 15 hereof in a manner that materially and adversely affects the Series B Convertible Preferred Stock in a manner that is disproportionate to the Common Shares, the affirmative vote of the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, shall be required to effect any such amendment; provided, however, that this right shall not apply to the creation, amendment or modification of the Series A Convertible Preferred Stock or any other class or series of capital stock of the Company other than the Series B Convertible Preferred Stock.

Section 14.         Liquidation. In the event of any Liquidation, after satisfaction of all liabilities and obligations to creditors of the Company and payments made in accordance with Section 6 hereof to the Holders of the Series A Convertible Preferred Stock, each Holder shall be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, on a pro rata basis with all other holders of Common Stock, an amount per share of Series B Convertible Preferred Stock equal to such amount per share as would have been payable had all shares of Series B Convertible Preferred Stock been converted into Common Stock pursuant to Section 15 immediately prior to such Liquidation.

Section 15.         Conversion.

(a)          Conversions at Option of the Company. At any time, subject to Section 15(g), the Company shall have the right, at the Company’s option, subject to the conversion procedures set forth in Section 15(c) below, to cause the conversion of such number of shares of Series B Convertible Preferred Stock that will result in the Holder (together with such Holder’s affiliates and any other Persons acting as a group together), after conversion thereof, beneficially owning the Maximum Percentage of shares of Common Stock (any such shares of Series B Convertible Preferred Stock, the “Compelled Conversion Series B Shares”), and the Compelled Conversion Series B Shares shall be converted into a number of Common Shares equal to the product of (i) the Compelled Conversion Series B Shares, and (ii) the Series B Conversion Rate as of the applicable Series B Conversion Date (as defined below).

(b)          Mandatory Conversion. At any time that the aggregate amount of Common Shares beneficially owned by the Holder (together with such Holder’s affiliates and any other Persons acting as a group together) is less than an amount equal to (i) the number of Common Shares that would constitute the Maximum Percentage minus (ii) 100,000 Common Shares (a “Mandatory Conversion Event”), such number of shares of Series B Convertible Preferred Stock that will result in the Holder (together with such Holder’s affiliates and any other Persons acting as a group together), after conversion thereof, beneficially owning the Maximum Percentage of shares of Common Stock (any such shares of Series B Convertible Preferred Stock, the “Mandatory Conversion Series B Shares”) shall automatically be converted, subject to the conversion procedures set forth in Section 15(c) below, into a number of Common Shares equal to the product of (i) the Mandatory Conversion Series B Shares, and (ii) the Series B Conversion Rate as of the occurrence of the Mandatory Conversion Event.

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(c)          Conversion Procedures.

(i)          In order to effect a conversion of Series B Convertible Preferred Stock pursuant to Section 15(a), the Company must provide the Holder with a conversion notice (a “Series B Notice of Conversion”) that specifies (A) the number of Compelled Conversion Series B Shares to be converted, including the number of Common Shares to be issued to the Holder pursuant thereto (such Common Shares, the “Compelled Series B Conversion Shares”) and (B) the date on which such conversion is to be effected, which date may be no earlier than three (3) Business Days after the date the Company delivers such Series B Notice of Conversion to the Holder (such date, the “Series B Conversion Date”). After delivery of a Series B Notice of Conversion, the Company shall direct the Transfer Agent, in writing, with a copy to the Holder, to issue the Compelled Series B Conversion Shares to the Holder as promptly as practicable on or after the Series B Conversion Date, and in no event later than two (2) Business Days thereafter.

(ii)         Within (a) three (3) Business Days of the Company becoming aware of the occurrence of a Mandatory Conversion Event (“Mandatory Conversion Date”) or (b) two (2) Business Days from the date that a Holder Conversion Notice is received by the Company (“Holder Conversion Date”, and together with the Mandatory Conversion Date, as applicable, the “Conversion Date”), the Company shall (A) determine the number of Mandatory Conversion Series B Shares to be converted pursuant to Section 15(b), including the number of Common Shares to be issued to the Holder pursuant thereto (such Common Shares, the “Mandatory Series B Conversion Shares”, and, together with the Compelled Series B Conversion Shares, the “Series B Conversion Shares”), (B) notify or confirm to the Holder of the occurrence of such Mandatory Conversion Event, including the information set forth in clause (A), and (C) direct the Transfer Agent, in writing, with a copy to the Holder, to issue the Mandatory Series B Conversion Shares to the Holder as promptly as practicable after the delivery of such direction, and in no event later than two (2) Business Days after the applicable Conversion Date (“Share Delivery Date”).  As promptly as reasonably practicable after a Holder becomes aware of the aggregate amount of Common Shares beneficially owned by the Holder (together with such Holder’s affiliates and any other Persons acting as a group together) being less than the Maximum Percentage (including the occurrence of a Mandatory Conversion Event (other than as a result of receiving notice from the Company pursuant to the foregoing sentence)), such Holder shall notify the Company of such event, including, in reasonable detail, the circumstances giving rise to such event (“Holder Conversion Notice”).

(iii)        Series B Conversion Shares shall be issued in uncertificated form and shall be issued in book-entry form.  In the event that a holder shall not by written notice designate the name in which Series B Conversion Shares or the manner in which such shares should be delivered, the Transfer Agent shall be entitled to register and deliver such shares in the name of the holder and in the manner shown in the register of stockholders of the Company. Any conversion of Series B Convertible Preferred Shares under this Section 15 shall be subject to the applicable rules of Nasdaq (or the rules of the principal market on which the Common Stock is then listed). No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Series B Convertible Preferred Stock and, in lieu thereof, the Company shall pay a cash adjustment to the Holder.

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(d)          Record Holder of Underlying Securities as of Series B Conversion Date. The Person or Persons entitled to receive the Common Shares issuable upon conversion of Series B Convertible Preferred Shares shall be treated for all purposes as the record holder(s) of such Common Shares as of the close of business (5:00 p.m., New York City time) on the Share Delivery Date.

(e)          Effect of Conversion.  All Series B Convertible Preferred Shares that shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate as of the close of business (5:00 p.m., New York City time) on the Conversion Date for such conversion, except the right of the holders thereof to receive Common Shares in exchange therefor. Any Series B Convertible Preferred Shares so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of Series B Convertible Preferred Shares accordingly.

(f)          Taxes.  The Company shall pay any and all transfer, issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of Series B Convertible Preferred Shares pursuant to this Section 15. The Company shall not, however, be required to pay any transfer tax that may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the shares of Series B Convertible Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(g)          Limitations on Conversion.  The Company shall not effect the conversion of the Holder’s Series B Convertible Preferred Shares to the extent that, after giving effect to such conversion, such Holder (together with such Holder’s affiliates and any other Persons acting as a group together) would beneficially own in excess of 9.99% (or, if during the 6 month period immediately following the date of the Exchange Closing (as defined in the Purchase and Exchange Agreement), 7.5%) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (i) conversion of the remaining, unconverted shares of Series B Convertible Preferred Stock owned by such Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 15, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being acknowledged that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act, and the Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Certificate of Designation, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, where such request indicates that it is being made pursuant to this Section 15(f), the Company shall within five Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Convertible Preferred Stock, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may increase the Maximum Percentage to any other percentage specified in such notice; provided, that (A) any such increase will not be effective until the 61st day after such notice is delivered to the Company and (B) any such increase will apply only to the Holder and not to any other Holder of Series B Convertible Preferred Stock.

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Section 16.         Redemption. Shares of the Series B Convertible Preferred Stock shall not be redeemable.

Section 17.         Certain Adjustments.

(a)          If the Company, at any time while Series B Convertible Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on Common Shares or any other equity or equity equivalent securities payable in Common Shares (which shall not include PIK Shares or any Common Shares to be issued by the Company upon conversion of any Series A Convertible Preferred Stock or Series B Convertible Preferred Stock in accordance herewith or upon exercise of the Warrants in accordance therewith), (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) outstanding Common Shares into a larger number of shares, (iii) combines (by combination, reverse stock split or otherwise) outstanding Common Shares into a smaller number of shares, or (iv) issues by reclassification of Common Shares any shares of capital stock of the Company, then, in each case, the Series B Conversion Rate shall be multiplied by a fraction of which (A) the numerator shall be the number of Common Shares outstanding on a fully-diluted basis immediately before such event, and (B) the denominator shall be the number of Common Shares outstanding on a fully-diluted basis immediately after such event; provided that, for purposes of the foregoing, the applicable number of Common Shares outstanding on a fully-diluted basis shall include, for the avoidance of doubt, any Common Shares that the Company would be required or permitted to issue assuming the conversion, exchange or exercise, as applicable, of any then-outstanding options, warrants, performance stock units, restricted stock units and other securities or instruments convertible or exchangeable into, or exercisable for, Common Shares, whether or not then convertible, exchangeable or exercisable, but excluding any such Common Shares that the Company would be required or permitted to issue pursuant to any then-outstanding Series B Convertible Preferred Shares. Any adjustment made pursuant to this Section 17(a) shall become effective, (x) in the case of clause (i) above, immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and (y) in the case of clauses (ii), (iii) and (iv) above, immediately after the effective date of such event.

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(b)          If any event occurs of the type contemplated by the provisions of Section 17(a) but not expressly provided for by such provisions, then the Board of Directors shall make an appropriate adjustment to the Series B Conversion Rate so as to protect the rights of the Holders; provided, that no such adjustment pursuant to this Section 17(b) shall adjust the Series B Conversion Rate as otherwise determined pursuant to this Section 17.

(c)          In the event that the Series B Conversion Rate is adjusted pursuant to any provision of this Section 17, the Company shall promptly deliver to each Holder a notice setting forth the Series B Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 18.         Reservation of Shares. The Company shall at all times when the Series B Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series B Convertible Preferred Shares, the Company shall comply with all applicable laws and regulations that require action to be taken by the Company.  Each Common Share, when issued upon conversion of any Series B Convertible Preferred Share, will be duly authorized, validly issued, fully paid and non-assessable and, in the case of Common Shares, will be listed on Nasdaq (or the principal market on which the Common Stock is then listed).

III.	MISCELLANEOUS

Section 19.         Miscellaneous.

(a)          Notices. All notices, requests, demands and other communications under this Certificate of Designation shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person or by an internationally recognized overnight courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 19(a)): (i) if to the Company, to: Oncobiologics, Inc., 7 Clarke Drive, Cranbury, New Jersey 08512, Attention: Chief Financial Officer, or (ii) if to a Holder, to the address appearing on the Company’s stockholder records or such other address as such holder may provide to the Company in accordance with this Section 19(a).  The address for the initial Holder on the date hereof is set forth below:

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Series A Convertible Preferred Stock

GMS Tenshi Holdings Pte. Limited

36 Robinson Road

#13-01

City House

Singapore 06887

Email: info@gmsholdings.com

Attention: Executive Director

Series B Convertible Preferred Stock

Sabby Management, LLC

10 Mountainview Road, Suite 205

Upper Saddle River, NJ 07458

Email: rgrundstein@sabbymanagement.com

Attention: Robert Grundstein

(b)          Payments. Any amounts payable by the Company to a Holder pursuant to this Certificate of Designation (including Sections 4, 6, 7, 8, 12, and 14 hereof) shall be made by the Company by wire transfer of immediately available funds to the account designated by the Holder in writing prior to the date of such payment.

(c)          Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing.

(d)          Severability. If any term of this Certificate of Designation is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein. If it shall be found that any dividend or other amount deemed interest due hereunder violates the applicable Law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable Law.

(e)          Transfer Rights.  The Series A Convertible Preferred Shares may not be sold or otherwise transferred except as permitted in the Investor Rights Agreement. The Series B Convertible Preferred Shares may not be sold or otherwise transferred.

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(f)          Interpretation; Headings.  When a reference is made in this Certificate of Designation to a Section or a Schedule, such reference shall be to a Section of or Schedule to this Certificate of Designation unless otherwise indicated. The index of defined terms and headings contained in this Certificate of Designation are for reference purposes only and shall not affect in any way the meaning or interpretation of this Certificate of Designation. Whenever the words “include”, “includes” or “including” are used in this Certificate of Designation, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Certificate of Designation shall refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Certificate of Designation are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Certificate of Designation, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “days” shall mean “calendar days” unless expressly stated otherwise. Any reference in this Certificate of Designation to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

[Signature page follows]

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IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company as of this 8th day of September, 2017.

By:	/s/ Pankaj Mohan
Name: Pankaj Mohan, Ph.D.
Title: Chief Executive Officer

[Signature Page to Certificate of Designation]